[LOGO] ECC
       ELECTRONICS COMMUNICATIONS CORP.      10 Plog Road, Fairfield, N.J. 07004
       A NASDAQ Company - Symbol  "ELCC"          201 808-8862 Fax: 201 808-8865
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                                 October 7, 1996

Emerging Growth Technologies, Inc.
369 Lexington Avenue
New York, NY 10017

Gentlemen:

      This is to confirm that heretofore Electronics Communications Corp. ("ECC") and its wholly-owned subsidiary, Personal Communications Network, Inc. ("PCN") have retained the services of Emerging Growth Technologies, Inc. ("EGT") and Andrew James ("James") to provide financial consulting and advisory services to ECC and PCN including, without limitation, general advise with respect to financing, acquisition, joint venture or other corporate transactions which ECC and PCN are currently contemplating or which they may consider at a future time.

      In connection with the foregoing, EGT and James have introduced ECC and PCN to such parties as Emerson Radio Corp., Teletek, Inc., Solomon Brothers, and others and have consulted with ECC and PCN on other corporate matters. In consideration of the foregoing and the services rendered by the undersigned to date, PCN is herewith issuing to EGT 8 shares of its common stock and to James, 2 shares of its common stock, which shares of common stock equal 10% of the issued and outstanding common stock of PCN (the "Shares") giving affect to the within transaction. ECC and PCN represent and warrant to the undersigned that the issuance of the Shares to the undersigned was duly authorized by PCN and ECC and the Shares are validly issued, fully paid and non-assessable. Further, ECC and PCN warrant that PCN has only one (1) class of capital stock authorized; to wit, its common stock and there are no shares of common stock issued and outstanding as of the date hereof.

      The parties agree that on and after the date hereof, if PCN shall issue any further shares of its capital stock or any securities convertible into shares of its capital stock, it will allow EGT and James the right to subscribe to such additional shares of PCN's capital stock so that each of EBT and James may maintain their current percentage of equity ownership in PCN.

      The parties agree that the certificate evidencing the Shares shall bear the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

      If the foregoing fairly reflects our agreement, please be so kind as to sign this letter where indicated below.

                                Very truly yours

                                Emerging Growth Technologies, Inc.


                                By /s/ Martine Amen
                                   ----------------------------------
                                   Martine Amen, Assistant Secretary

AGREED AND CONSENTED TO:

Electronics Communications Corp.


By: /s/ William S. Taylor
    -----------------------------
    William S. Taylor, President

Personal Communications Network, Inc.


By: /s/ William S. Taylor
    -----------------------------
    William S. Taylor, President